Exhibit 97.1

RADIANT LOGISTICS, INC.
CLAWBACK AND FORFEITURE POLICY

This Radiant Logistics, Inc. Clawback and Forfeiture Policy (this “Policy”) was approved effective as of the Effective Date by the Audit and Executive Oversight Committee (the “Committee”) of the Board of Directors (the “Board”) of Radiant Logistics, Inc. (the “Company”). This Policy is adopted pursuant to and intended to comply with Section 303A.14 of the New York Stock Exchange (“NYSE”) Listed Company Manual so long as the Company’s securities are listed on the NYSE.

Purpose and Policy Statement

The Company is committed to conducting business with integrity in accordance with high ethical standards and in compliance with all applicable laws, rules and regulations. This includes the Company’s commitment to comply with all laws, rules and regulations applicable to the presentation of the Company’s financial information to the public and to the recovery of erroneously awarded incentive-based compensation.

As a result, the Committee has adopted this Policy to provide that, in the event the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (each, as applicable, a “Restatement”), the Company will recover reasonably promptly the amount of any “erroneously awarded compensation” “received” by an “executive officer,” in each case as such terms are defined in this Policy, if and to the extent required by any federal or state law, rule or regulation, or rule, regulation, policy or listing standard of the Securities and Exchange Commission (“SEC”) or any securities exchange on which the Company’s securities are listed, including without limitation, Section 303A.14 of the NYSE Listed Company Manual.

In the event of any change in any federal or state law, rule or regulation, or rule, regulation, policy or listing standard of the SEC or any securities exchange on which the Company’s securities are listed after the Effective Date, which requires the Company to recover compensation from an executive officer, the Company will seek recovery under this Policy to the extent required by such laws, rules, regulations or listing standards.

Administration

The Committee has full power, authority, and sole and exclusive discretion to reasonably construe, interpret and administer this Policy. The Committee will interpret this Policy consistent with Section 303A.14 of the NYSE Listed Company Manual and any NYSE guidance issued thereunder, the rules and regulations of the SEC, and any other applicable laws, rules or regulations governing the mandatory recovery of compensation, as such laws, rules or regulations may change, be interpreted or evolve from time to time. All determinations and decisions made by the Committee will be made in its reasonable discretion and will be final, conclusive and binding on all affected individuals.

The term “Committee” as used in this Policy means the Audit and Executive Oversight Committee of the Board, or in the absence of such a committee, a majority of the “independent directors” (within the meaning of Section 303A.02 of the NYSE Listed Company Manual) serving on the Board.

Applicability

This Policy applies to all “incentive-based compensation” “received” by an “executive officer,” in each case as such terms are defined in this Policy, after beginning service as an executive officer, as such term is defined in this Policy, and who served as an executive officer at any time during the performance period for that incentive-based compensation:

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While the Company has a class of securities listed on the NYSE or another national securities exchange or a national securities association; and
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During the three completed fiscal years immediately preceding the date that the Company is required to prepare the Restatement, plus any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years; provided, however, that a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to 12 months would be deemed a completed fiscal year; and provided, further, that the Company’s obligation to recover erroneously awarded compensation is not dependent on if or when the restated financial statements are filed.

For purpose of determining the relevant recovery period, the date that the Company is required to prepare a Restatement is the earlier to occur of: (i) the date the Company’s Board, a committee of the Board or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare a Restatement; or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare a Restatement.

Exhibit 97.1

Executive Officers Covered by Policy

This Policy covers the Company’s current and former executive officers who received erroneously awarded compensation regardless of whether the executive officer committed misconduct or contributed to the error.

The term “executive officer” as used in this Policy is as defined in Section 303A.14(e) of the NYSE Listed Company Manual, as amended from time to time.

Authority and Obligation to Recover Erroneously Awarded Compensation; Exceptions

In the event of a Restatement, the Company must reasonably promptly recover any “erroneously awarded compensation,” as such term is defined in this Policy, in compliance with this Policy, except to the extent one of the three conditions below is met and the Committee has made a determination that recovery would be impracticable.

1.
The direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered and the Company has made a reasonable attempt to recover any amount of erroneously awarded compensation, has documented such reasonable attempt(s) to recover and provided that documentation to the NYSE.
2.
Recovery would violate home country law where that law was adopted prior to November 28, 2022 and the Company has obtained an opinion of home country counsel, acceptable to the NYSE, that recovery would result in such a violation and has provided such opinion to the NYSE.
3.
Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Section 401(a)(13) or 411(a) of the U.S. Internal Revenue Code and regulations thereunder.

Erroneously Awarded Compensation

The term “erroneously awarded compensation” as used in this Policy means that amount of “incentive-based compensation” received that exceeds the amount of “incentive-based compensation” that otherwise would have been received had it been determined based on the restated amounts, and must be computed without regard to any taxes paid.

For incentive-based compensation based on stock price or total shareholder return, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in a Restatement the amount must be based on a reasonable estimate of the effect of the Restatement on the stock price or total shareholder return upon which the incentive-based compensation was received. The Company will maintain documentation of the determination of that reasonable estimate and provide such documentation to the NYSE.

The term “incentive-based compensation” as used in this Policy means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a financial reporting measure.

The term “financial reporting measures” as used in this Policy means measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Financial reporting measures include, without limitation, stock price and total shareholder return, and may include non-GAAP financial measures. A financial reporting measure need not be presented within the Company’s financial statements or included in an SEC filing to constitute a financial reporting measure for this purpose.

Incentive-based compensation is deemed “received” as such term is used in this Policy by an executive officer in the Company’s fiscal period during which the financial reporting measure specified in the incentive-based compensation award is attained, even if the payment or grant of the incentive-based compensation occurs after the end of that period.

Notwithstanding the generality of the foregoing, “incentive-based compensation” is intended to be interpreted and construed broadly and includes with respect to any plan that takes into account incentive-based compensation (other than a tax-qualified plan) any amount contributed to a notional account based on erroneously awarded compensation and any earnings accrued to date on that notional account. Such plans include without limitation long-term disability plans, life insurance plans, supplemental executive retirement plans and other compensation, if it is based on incentive-based compensation.

For clarity and the avoidance of doubt, “incentive-based compensation” does not include the following:

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base salary (other than any base salary increase earned wholly or in part based on the attainment of a financial reporting measure, which increase is subject to recovery as incentive-based compensation hereunder);
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bonuses paid solely at the discretion of the Committee or Board that are not paid from a “bonus pool” that is determined by satisfying a financial reporting measure performance goal;

Exhibit 97.1

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bonuses paid solely upon satisfying one or more subjective standards (e.g. demonstrated leadership) and/or completion of a specified employment period;
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non-equity incentive plan awards earned solely upon satisfying one or more strategic measures (e.g., consummating a merger or divestiture), or operational measures (e.g., completion of a project); and
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equity awards for which the grant is not contingent upon achieving any financial reporting measure performance goal, and vesting is contingent solely upon completion of a specified employment period and/or attaining one or more non-financial reporting measures.

Authority to Recoup Incentive-Based Compensation for Egregious Conduct

If the Committee determines that an executive officer has engaged in egregious conduct that is substantially detrimental to the Company, the Committee may require the executive officer to reimburse the Company for all or a portion of incentive-based compensation previously vested or paid to such executive officer during the one-year period preceding the date on which the Company discovers such conduct and/or authorize the cancellation of unpaid or unvested incentive-based compensation, as determined by the Committee pursuant to this Policy. “Egregious conduct substantially detrimental to the Company” will mean any one of the following:

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any act or omission which would constitute grounds, in the discretion of the Committee, for termination for “Cause” under the terms of the executive officer’s employment agreement or other employment arrangements if no employment agreement was in place;
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the material breach of a written policy applicable to the executive officer, including, but not limited to, the Code of Ethics;
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egregious misconduct by the executive officer including, but not limited to, fraud, criminal activities, falsification of Company records, theft, violent acts or threats of violence, or a violation of law, unethical conduct or inappropriate behavior that causes substantial reputational harm to the Company or exposes the Company to substantial legal liability; or
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the commission of an act or omission which causes the executive officer or the Company to be in violation of federal or state securities laws, rules or regulations.

In the event the recoupment is triggered by egregious conduct substantially detrimental to the Company by the executive officer, then the Committee will determine the amount of incentive-based compensation to recoup from such executive officer based on the following factors:

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the amount of incentive-based compensation received by the executive officer that exceeds the amount of incentive-based compensation that otherwise would have been received or granted had the executive officer’s egregious conduct substantially detrimental to the Company been known;
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the relative fault or degree of involvement by the executive officer;
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the overall work performance of the executive officer;
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the relative impact of the executive officer’s conduct on the Company and the magnitude of any restatement, loss or variance from budget or plan;
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the cost or difficulty of obtaining recoupment, including but not limited to whether the executive officer has any outstanding equity-based awards that may be cancelled, whether the executive officer continues to be employed by the Company or its subsidiaries, and the language of this Policy in effect on the relevant date; and/or
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any other facts and circumstances determined relevant by the Committee, in its sole discretion.

Method of Recovery

The Committee will determine, in its reasonable discretion, the method for recovering incentive-based compensation hereunder, which may include, without limitation, any one or more of the following:

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requiring reimbursement of cash incentive-based compensation previously paid;
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seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity-based awards;
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cancelling or rescinding some or all outstanding vested or unvested equity-based awards;
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adjusting or withholding from unpaid compensation, deferred compensation or other set-off;
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cancelling or setting-off against planned future grants of equity-based awards; and/or

Exhibit 97.1

•
any other method required or authorized by applicable law or contract.

Enforceability

In addition to the adoption of this Policy, the Company will take steps to implement an agreement to this Policy by all current and future executive officers. In furtherance of the foregoing, each executive officer subject to this Policy is required to sign and return to the Company the Acknowledgement Form attached hereto as Exhibit A pursuant to which such executive officer will agree to be bound by the terms and comply with this Policy.

Policy Not Exclusive

Any recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to the Company pursuant to the terms of any other clawback or recovery policy or any similar policy in any employment agreement, incentive or equity compensation plan or award or other agreement and any other legal rights or remedies available to the Company.

Notwithstanding the generality of the foregoing, to the extent that the requirements under the provisions of Section 304 of the Sarbanes-Oxley Act of 2002 are broader than the provisions in this Policy, the provisions of such law will apply to the Company’s Chief Executive Officer and Chief Financial Officer.

No Indemnification

The Company will not indemnify or agree to indemnify any executive officer or former executive officer against the loss of erroneously awarded compensation nor will the Company pay or agree to pay any insurance premium to cover the loss of erroneously awarded compensation.

Effective Date and Relationship to Prior Policy

This Policy is deemed effective as of October 2, 2023 (“Effective Date”) and applies to all incentive-based compensation received by the Company’s current or former executive officers on or after the Effective Date. This Policy supersedes and replaces the Radiant Logistics, Inc. Clawback and Forfeiture Policy, as adopted by the Board on September 27, 2021, with respect to all incentive-based compensation received by executive officers on or after the Effective Date.

Required Disclosures

The Company will file all disclosures with respect to this Policy in accordance with the requirements of the federal securities laws, including the disclosure required by the applicable SEC filings and will provide all required SEC and other disclosures regarding this Policy and in the event of a Restatement.

Amendment and Termination

The Committee may amend, modify or terminate this Policy in whole or in part at any time in its sole discretion and may adopt such rules and procedures that it deems necessary or appropriate to implement this Policy or to comply with Section 303A.14 of the NYSE Listed Company Manual and any other applicable laws, rules and regulations.

Successors

This Policy shall be binding and enforceable against all current and former executive officers of the Company and their respective beneficiaries, heirs, executors, administrators, or other legal representatives.

* * * * * *

Adopted by the Audit and Executive Oversight Committee

of the Board of Directors of Radiant Logistics, Inc.

Exhibit 97.1

EXHIBIT A

RADIANT LOGISTICS, INC.

CLAWBACK AND FORFEITURE POLICY

ACKNOWLEDGEMENT FORM

By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of the Radiant Logistics, Inc. Clawback and Forfeiture Policy (the “Policy”).

By signing this Acknowledgement Form, the undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment with Radiant Logistics, Inc. and its direct and indirect subsidiaries.

Further, by signing below, the undersigned agrees to abide by the terms of the Policy, including, without limitation, by returning any erroneously awarded compensation (as defined in the Policy) to Radiant Logistics, Inc. and its direct and indirect subsidiaries to the extent required by, and in a manner permitted by, the Policy. In addition, by signing below, the undersigned expressly agrees to the following: (i) that Radiant Logistics, Inc., and its direct and indirect subsidiaries, are authorized, regardless of the terms of any existing offer letter, employment agreement or other agreement with the undersigned relating to his/her employment, to recover any erroneously awarded compensation from the undersigned in the manner permitted by the Policy; (ii) the terms of the Policy are deemed incorporated into any offer letter, employment agreement or other agreement between the undersigned and Radiant Logistics, Inc. or its direct and indirect subsidiaries as an amendment thereto; and (iii) any term contrary to the Policy contained in any offer letter, employment agreement or other agreement between the undersigned and Radiant Logistics, Inc. or its direct and indirect subsidiaries, is hereby disregarded and superseded by the Policy.

Signature:

Name:

Date: